UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  February 3, 2012

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii  96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

The following is an update to the disclosures on rate requests and the decoupling proceeding in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Electric utility” under “Most recent rate proceedings”, which are incorporated herein by reference to pages 54-56, of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

HECO 2011 Test Year Rate Case

In May 2011, based upon recommendations by the Consumer Advocate in HECO’s 2009 test year rate case, the Public Utilities Commission of the State of Hawaii (PUC) ordered independently conducted regulatory audits on the reasonableness of costs incurred for HECO’s East Oahu Transmission Project (EOTP), Campbell Industrial Park (CIP) combustion turbine No. 1 (CT-1) project and Customer Information System Project.  The PUC confirmed that any revenue requirements arising from project costs being audited shall either remain interim and subject to refund until audit completion, or remain within regulatory deferral accounts.  In the interim decision and order in the 2011 test year rate case (2011 interim D&O), issued in July 2011, the PUC approved the portion of the settlement agreement in that proceeding allowing HECO to defer the portion of costs that are in excess of the prior PUC approved amounts and related depreciation for EOTP Phase 1 ($43 million) and the CIP CT-1 project ($32 million) until completion of an independently conducted regulatory audit. In the 2011 interim D&O, the PUC approved the accrual of a carrying charge on the cost of such projects not yet included in rates and the related depreciation expense from July 1, 2011 until the regulatory audits are completed, and allowed the remaining project costs that were not deferred to be included in electric rates. Pursuant to the PUC’s order in HECO’s 2009 test year rate case, HECO and the Consumer Advocate submitted proposals for the scope, timing, management and structure for the regulatory audits for the PUC’s review and consideration, however, the PUC has not yet issued a schedule or requirements for the regulatory audits.

On February 3, 2012, HECO, the Consumer Advocate and the Department of Defense (parties in the HECO 2011 test year rate case proceeding) signed a settlement agreement, subject to PUC approval, regarding the EOTP Phase 1 project costs.  The parties agreed that, in lieu of a regulatory audit, HECO would write-off $9.5 million of gross plant in service costs associated with EOTP Phase 1, and associated adjustments in the accumulated depreciation, deferred depreciation expense, accumulated deferred income taxes, unamortized state investment tax credits and carrying charges. In deciding to enter into the agreement HECO took into account a number of considerations, including (1) the significant passage of time since the initial costs for the EOTP Phase 1 project were incurred, (2) the significant resources that would be required by the PUC, HECO and the other parties to conduct a fair and meaningful regulatory audit of project costs, and (3) additional carrying charges that would be accrued to the project cost during a lengthy audit process.  The settlement agreement does not address the costs that are being deferred in connection with the CIP CT-1 project or the Customer Information System Project.

The settlement agreement resulted in an after-tax charge to net income in the fourth quarter of 2011 of approximately $6 million.  The parties agreed to stipulate, subject to PUC approval, to an additional annual interim increase of $5 million to be effective March 1, 2012, based on additional revenue requirements reflecting all remaining EOTP costs not previously included in rates or agreed to be written off (an increase of approximately $31 million to rate base) and offset by other minor adjustments to the interim increase that became effective on July 26, 2011. The agreement allows HECO to continue to defer depreciation expense and accrue carrying charges related to the costs not yet included in rates. For accounting purposes, HECO will recognize the equity portion of the carrying charge when it is allowed in electric rates.

The deferred costs related to CT-1 remain subject to regulatory audit.  The PUC has ordered that the Customer Information System Project undergo a regulatory audit, which likely will not be planned until the project is complete and is operational. Management believes that no adjustment to either project’s costs is necessary as of December 31, 2011.

Management cannot predict or provide any assurances concerning the approval or timing of approval of the settlement agreement or an additional interim increase, or the ultimate timing or outcome of HECO’s 2011 test year rate case proceeding or the regulatory audit proceeding.

HEI and HECO intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American Savings Bank, F.S.B.’s (ASB) press releases, SEC filings and public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in the Company’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the PUC website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in the Company’s other SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Executive Vice President,	Senior Vice President and
Chief Financial Officer and Treasurer	Chief Financial Officer
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: February 3, 2012	Date: February 3, 2012